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                                                                      Exhibit 15


November 4, 1996
The Stockholders and Board of Directors
First Data Corporation


We are aware of the incorporation by reference in the Registration Statement on Form S-4 of First Data Corporation for the registration of 10,000,000 shares of its common stock, of our reports dated May 10, 1996 and August 9, 1996 relating to the unaudited consolidated interim financial statements of First Data Corporation which are included in its Forms 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                        /s/ Ernst & Young LLP
                                        Ernst & Young LLP